   As filed with the Securities and Exchange Commission on October 12, 1999.

                          Registration No. __________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form SB-2
                             Registration Statement
                        Under the Securities Act of 1933

                           -------------------------

                                 POP N GO, INC.
                 (Name of Small Business Issuer in Its Charter)

                           -------------------------

DELAWARE                                   358100                             95-4603172
----------------------           ---------------------------             --------------------
State of Incorporation           Primary Standard Industrial                 IRS Employer
                                 Classification Code Number               Identification No.


                            12429 EAST PUTNAM STREET
                           WHITTIER, CALIFORNIA 90602
                                 (562) 945-9351
                        (Address and Telephone Number of
          Principal Executive Officer and Principal Place of Business)

                                  MELVIN WYMAN
                            12429 EAST PUTNAM STREET
                           WHITTIER, CALIFORNIA 90602
                                 (562) 945-9351


--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                  With copy to:
                            DAVIS & ASSOCIATES, INC.
                                ATTORNEYS AT LAW
                                 P. O. BOX 12009
                        MARINA DEL REY, CALIFORNIA 90295
                                 (310) 823-8300

                           -------------------------

        Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each Class of             Amount to be     Proposed Maximum
Securities to be Registered        Registered(1)    Offering Price Per Share(2)
---------------------------        -------------    ---------------------------
Common Stock                       1,994,548               $2.00

================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share information is based on the average high and the low sale price of Pop N Go, Inc.'s Common Stock, reported in the Pink Sheets for October 12, 1999.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED OCTOBER      , 1999

                                   PROSPECTUS

                                 POP N GO, INC.

          1,994,548 SHARES OF THE COMPANY'S COMMON STOCK TO BE SOLD BY
                 EXISTING HOLDERS OF THE COMPANY'S COMMON STOCK


        The stockholders of Pop N Go, Inc. as described under the caption "Seller Stockholders" on page 10 of this Prospectus are offering and selling up to 1,994,548 Shares of Pop N Go, Inc.'s Common Stock under this Prospectus. The Common Stock is traded over-the-counter in the Pink Sheets. The Common Stock's symbol is "POPN". On September 30, 1999, the average of the bid and ask price in the Pink Sheets of a single share of the Common Stock was $2.00.

        You should carefully review "Risk Factors" beginning on page 5 for a discussion of things you should consider when investing in our Common Stock.

        The shares we are offering are not being offered by the Company for cash. Each of the selling stockholders may offer and sell from time to time shares of Pop N Go's Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The price to the public and the net proceeds to the selling stockholders from sales of their shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in the Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the SEC is effective. This Prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer is prohibited.

                       Prospectus dated September 30, 1999

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY                                                            4

RISK FACTORS                                                                  5

        We Have a Limited Operating History
        On Which to Evaluate an Investment
        In this Offering                                                      5
        We Are Currently a One Product
        Company and Not Diversified                                           5
        We May Fail to Obtain
        Additional Funding If Needed                                          5
        A Down turn in the Food Vending Industry
        Would Adversely Affect our Business                                   6
        Our Business is Subject to the
        Risks of Foreign Operations                                           6
        Our Operations Would be Adversely
        Affected by the Loss of Key Personnel                                 6
        We Have Fewer Financial Resources than
        Many of our Competitors                                               6
        We Have Applied for But Have Not Yet
        Obtained Patent Protection                                            7
        Our Business May Subject us to Expensive
        Product Liability Claims                                              7
        Controlling and Certain Other Current Shareholders
        Acquired Their Shares as Promotion Shares for
        Nominal Consideration or for Services; Investment
        In Our Shares May Involve Future Dilution                             7
        Certain Stockholders Effectively Control
        Our Operations                                                        8
        We Do Not Plan to Pay Any
        Dividends for the Foreseeable Future                                  8
        Our Business Could be Adversely
        Affected if our Customers Encounter
        Year 2000 Problems                                                    8
        Possible Volatility of Stock Price                                    8

SELECTED FINANCIAL INFORMATION                                               10

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION                                11

USE OF PROCEEDS                                                              14

WHERE YOU CAN GET MORE INFORMATION                                           14

NET TANGIBLE BOOK VALUE PER SHARE                                            15

MARKET PRICE OF THE COMMON STOCK                                             15

DIVIDEND POLICY                                                              16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          17

BUSINESS                                                                     22

MANAGEMENT                                                                   27

PRINCIPAL STOCKHOLDERS                                                       29

CERTAIN TRANSACTIONS                                                         30

DESCRIPTION OF SECURITIES                                                    31

PROSPECTUS                                                                   32

EXPERTS                                                                      32

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in the securities we are offering. You should read the entire prospectus carefully. You should also read our consolidated financial statements and the notes to the consolidated financial statements.


                                 POP N GO, INC.

       Pop N Go, Inc., a Delaware corporation organized in October of 1996 (the "Company"), is engaged in the development, manufacture and sale of proprietary specialty food service and vending equipment.

        We commenced business in October of 1996, and began shipping our first product, the Pop N Go "Hot Air Popcorn Vending Machine", in the fourth quarter of 1997. The Company has recently initiated development work on its second product, "Go Nuts", a Hot Nuts Vending Machine.

        We have shipped 420 units of our Pop N Go Hot Air Popcorn vending machines through June 1, 1999, generating $1,143,826 in gross equipment sales revenues. As of June 1, 1999, we had a backlog of $150,000 in orders for our popcorn machines.

         Our executive offices are located at 12429 East Putnam Street, Whittier, California 90602. Our telephone number is (562) 945-9351.

                                  RISK FACTORS

        Investing in the units is very risky. Investors should carefully consider the following factors in addition to the other information in this prospectus, in evaluating an investment in Pop N Go, Inc.


        1. We Have A Limited Operating History On Which To Evaluate An Investment In This Offering.

        We have a limited operating history on which you must base your investment decision and are subject to all of the risks associated with development stage enterprises. We had no significant operations prior to October of 1996. Accordingly, we are subject to various risks common to developing businesses, including cash flow difficulties, competition for customers and employees and delays in implementing business plans. We intend to expand our sales, which will substantially increase our expenses and will likely decrease our cash flow and earnings in the near future. Our ability to operate profitably will depend on increasing sales, maintaining adequate profit margins and a continuing demand for our products. Any of the increased sales may have a negative impact on our profitability, at least in the short term, as significant expenses will be incurred prior to the receipt of additional revenues. See "Financial Statements" and "Business."


        2.      We are Currently a One Product Company and Not Diversified.

        Pop N Go has only one product fully developed and in production at this time - its popcorn machine. As a result, its business revenues and cash flow are dependent on this single food vending machine.

        The Company's nut machine is still in an experimental stage and will require significant further research, development and testing. Because the popcorn machine is so new, and because the nut machine is still to be developed, both products are subject to the risks of failure in development and/or market acceptance.


        3.      We May Fail To Obtain Additional Funding As Needed.

         Our inability to raise additional capital when needed would have an adverse effect on our plans to expand sales. This offering will not generate proceeds to the Company from the sale by our shareholders of their registered shares.

        We believe, but cannot assure, that revenues from operations will be sufficient to fund our current operational requirements. However, we will likely need to raise additional capital within four to six months from this date. We do not know if additional funds will be available on acceptable terms, or if at all, when needed.


        4. A Downturn In The Food Vending Industry Would Adversely Affect Our Business

         An economic downturn in the food vending industry could have a serious negative impact on our business. Since our customers depend on the discretionary buying patterns of vending food consumers, our business is impacted by all of the economic factors which affect the food vending industry. When the food vending industry experiences an economic downturn, due to a down turn in the economy, a reduction in consumer spending, a drop in travel or dietary trends away from vending foods, or for other reasons, there is typically a corresponding reduction in demand for food vending equipment and related services, which causes price reductions and increased credit risks associated with doing business.


        5.      Our Business is Subject to the Risks of Foreign Operations.

        As a result of our worldwide marketing of our equipment, our success is subject to risks of doing business abroad, particularly as these risks relate to sales of equipment, marketing, possible financing of customers, currency exchange fluctuations, and enforcement of contracts under foreign laws and in foreign jurisdictions. There can be no assurance that one or more of such factors will not have a negative impact on Pop N Go's business.


        6. Our Operations Would be Adversely Affected by the Loss of Key Personnel.

        Our ability to successfully implement our business strategy and operate profitability will be dependent to a significant degree upon the services of Mel Wyman, our Chief Executive Officer, Vernon Brokke, our President, and Dwight Moody, our Director of Manufacturing, and upon our ability to attract and retain other qualified personnel experienced in the various phases of our business. While we have entered into employment agreements with Mr. Wyman, Mr. Brokke, and Mr. Moody, the loss of their services would jeopardize our operations. We will also be dependent upon other employees as we expand operations. The loss of, or failure to retain and develop such persons could negatively affect our business or financial results. See "Management."


        7.      We Have Fewer Financial Resources Than Many Of Our Competitors

        Kettle poppers that use oil to cook popcorn in batches are our major competition. Major manufacturers of kettle poppers are companies with longer operating histories and greater resources than Pop N Go. We believe the freshness of our machine's product, as well as the ease of cleanup and the entertainment value of the machine's design, give our product a significant advantage over kettle popper products, although such competitors can afford to reduce their prices and commit more resources to marketing their products so as to remain extremely competitive. We may not be able to afford to match such measures, and thereby may be unable to compete successfully.


        8.      We have Applied for But Have Not Yet Obtained Patent Protection.

        We have applied for, but have not yet been granted, patents on various aspects of our popcorn machine. We intend to file for patents on various aspects of our nut machine. However, there can be no assurance that current or future patent applications will result in patents being issued. There also can be no assurance that such patents, if issued, will afford effective protection against competitors, or that any patents issued or licensed to Pop N Go will not be infringed upon or designed around by others.

        We also rely on trade secrets to protect our innovations. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior products. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes may arise as to the proprietary rights to such information, and any such disputes may not be resolved in our favor.


        9.      Our Business May Subject Us To Expensive Product Liability
                Claims

         Our business exposes us to possible claims for personal injury or death which may result from a failure of our equipment, or its misuse by equipment purchasers. We believe that we have taken adequate precautions to assure the quality of our machines. We also maintain liability insurance with coverage limits of $1,000,000 per occurrence and $2,000,000 in the annual aggregate. Although Pop N Go has never been subject to A product liability claim, there can be no assurance that the coverage limits of Pop N Go's insurance policies will be adequate or that one or more successful claims brought against Pop N Go would not have a material adverse effect upon Pop N Go's business, financial condition and results of operations.

        10. Controlling and Certain Other Current Shareholders Acquired Their Shares as Promotion Shares for Nominal Consideration or for Services; Investment In Our Shares May Involve Future Dilution

        Our controlling shareholders and certain of our other shareholders acquired their stock in the Company in part as promotional stock for consulting services, and the transfer of a patent and technology, and in part at cash prices well below the price at which shares may be acquired from the Selling Shareholders. We intend to issue and sell additional shares of our common stock in the future, the result of which may dilute the percentage interest new investors will receive.

        11.     Certain Stockholders Effectively Control Our Operations

         Certain of our stockholders own significant blocks of our common stock and have the ability to exert significant influence over the operation of our business. Our two founding shareholders, who also serve as our officers and directors, beneficially own in the aggregate over 30% of our issued and outstanding common stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they have the ability to effectively control the election of all of the members of our Board of Directors and, therefore, to control our business, policies and affairs.


        12.     We Do Not Plan to Pay Any Dividends for the Foreseeable Future

        We have not in the past and do not plan in the foreseeable future to pay dividends on our common stock. Earnings, if any, are expected to be retained to finance and develop our business. See "Dividend Policy."


        13. Our Business Could be Adversely Affected if our Customers Encounter Year 2000 Problems

        If the computer software programs and operating systems of our vendors, customers and other third parties with whom we transact business are not "Year 2000" compliant, then our business could experience disruption and other problems in early 2000. All of our hardware and software has been upgraded or replaced so that it can interpret appropriately the upcoming calendar year 2000, and our computer software programs and operating systems are "Year 2000" compliant. However, we have not fully determined the extent to which our vendors, customers and other persons with whom we transact business have systems which are "Year 2000" compliant. In the event that a material portion of our suppliers or customers suffer business disruption as the result of "Year 2000" problems, we could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issue".


        14.     Possible Volatility of Stock Prices

        The market price of our common stock may be subject to significant volatility until a stable, regular trading market for our common stock develops. As of September 30, 1999, we had 6,508,290 issued and outstanding shares of common stock. There has been a history of significant volatility in the market prices for securities of companies in a similar stage of development. We expect that the market price of our common stock will be highly volatile in the future.

        Our Common Stock may be subject to certain limitations upon trading activities. Trading of our securities will likely be subject to material limitations as a consequence of certain provisions of the Securities Exchange Act of 1934 which limit the activities of broker-dealers effecting transactions in "penny stocks."

        "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation in the NASDAQ system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three
(3) years. Issuers who have been in operation less than three (3) years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under
Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in "penny stocks," to first provide to their customers a series of disclosures and documents, including: (i) a standardized risk disclosure document identifying the risks inherent in investment in "penny stocks;" (ii) all compensation received by the broker-dealer in connection with the transaction; (iii) current quotation prices and other relevant market data; and
(iv) monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for such determination.

        As a result of these rules, trading activities for our common stock will be made more difficult for broker-dealers than in the case of securities not defined as "penny stock". This may have the result of depressing the market for our securities and an investor may find it difficult to dispose of such securities.

        Further, under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the common stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of such distribution.

                         SELECTED FINANCIAL INFORMATION


         Set forth below is the historical selected financial information with respect to Pop N Go, Inc. and subsidiary for the fiscal years ended September 30, 1997 and September 30, 1998, and for the nine months ended June 30, 1998, and the nine months ended June 30, 1999.


                                    Nine Months         Nine Months      For the Fiscal      For the Fiscal
                                       Ended              Ended            Year Ended          Year Ended
                                   June 30, 1999       June 30,1998       Sept 30, 1998      Sept 30, 1997
                                   -------------       ------------      --------------      -------------

STATEMENT OF OPERATIONS DATA:
Revenues                                499,244            342,820            504,222            250,000
Operating (Loss)
 not including interest              (1,444,303)          (669,365)        (1,150,439)          (262,272)

Net Income (Loss) per share               (0.36)             (0.36)             (0.48)             (0.17)

Weighted average number of            4,039,380          2,361,028          2,795,384          1,769,224
          shares outstanding


BALANCE SHEET DATA:
Working Capital (Deficit)               210,008                              (386,186)
Total Assets                            736,599                               571,055
Total Liabilities                       260,518                               582,541
Total Stockholders'
          Equity (Deficit)              476,081                               (11,486)
Minority Interest                            --                                    --
Net Tangible Book Value
          Per Share                        0.04                                 (0.11)


Forward Looking Statements in this Prospectus are Subject to Risks and Uncertainties.

        The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward- looking terminology such as "believes", "expects", "may", "will", "should", "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

        Certain information set forth or incorporated by reference in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" is forward-looking, such as information related to the effects of future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us.

        Important factors that may cause actual results to differ from forward-looking statements may include, for example:

         - the success or failure of our efforts to implement our business strategy, including expanding our international sales;

         -     our ability to raise sufficient capital to expand our business;

         - the effect of changing economic conditions on the food vending industry;

         -     changes in government regulations, tax rates and similar matters;

         -     our ability to attract and retain quality employees; and

         - other risks which may be described in our future filings with the SEC.

         We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

        Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        The 1,994,548 shares offered under this Prospectus were originally issued privately by the Company to a limited number of accredited or sophisticated investors, for cash, in conversion of debt, or for services rendered, at "private" purchase prices ranging from $0.07 to $1.40. In connection with our initial sale of these shares to such shareholders, we entered into agreements with the purchasers whereby we agreed to register the 1,994,548 shares of Common Stock for sale under this Prospectus.

        The shares listed below represent, as of the date of this Prospectus, all of the shares that each of the Selling Shareholders beneficially owns, the number of shares that may be offered and the number of shares that each of the Selling Shareholders will own after the offering assuming they each sell all of the shares offered under this Prospectus.

                                   Class A         Class A         Percent of       Percent of
                                   Common           Common          Class A          Class A
                                   Shares           Shares           Common           Common           Class A
                                    Held             Held          Shares Held      Shares Held        Common
                                    After            Before           After           Before           Shares
Name                              Offering          Offering        Offering         Offering          Offered
----                             ----------        ----------     -------------    -------------      ---------
Calblue Inc.
(Mel Wyman)(1)                      612,800          812,800              9.4             12.5          200,000

Gwendolyn
Investments LLC
(Vernon Brokke)(2)                   83,250           83,250             1.28              1.3                0

Vernon L.M. Brokke and              816,750        1,016,750             12.5             15.6          200,000
Gwendolyn L. Brokke, TNENT

(1) Mel Wyman is the Chief Executive and a Director of Pop N Go, Inc. and through his personal corporation, Calblue Inc., beneficially owns approximately 12.5% of the outstanding shares of Pop N Go, Inc.'s Common Stock.

(2) Vernon Brokke is the President and a Director of Pop N Go, Inc. and holds personally and through his personal corporation, Gwendolyn Investments, LLC, owns approximately 17.1% of the outstanding shares of Pop N Go, Inc.'s Common Stock.

                                 Class A        Class A      Percent of     Percent of
                                  Common         Common        Class A        Class A
                                  Shares         Shares        Common          Common        Class A
                                   Held           Held       Shares Held    Shares Held      Common
                                  After          Before         After          Before        Shares
Name                             Offering       Offering       Offering       Offering       Offered
----                           ------------   ------------  -------------  -------------    ----------
Rick Fowler                            0          7,143            n/a            n/a          7,143
Kenneth A. Burdin                      0         10,000            n/a            n/a         10,000
Peterson
 Family Trust                          0         20,000            n/a            n/a         20,000
Joseph Ben  Mellory                    0          7,143            n/a            n/a          7,143
Michael J.  Herb                       0          7,143            n/a            n/a          7,143
Stan Robbins                           0          3,572            n/a            n/a          3,572
Frank Horn                             0         20,001            n/a            n/a         20,001
Michael P. &
 Doreen A
 Patterson                             0          7,143            n/a            n/a          7,143
Stan Decker                            0         30,000            n/a            n/a         30,000
Matthew J.  Goermer                    0          7,143            n/a            n/a          7,143
Patricia M. Thompson                   0          7,143            n/a            n/a          7,143
Benjamin Lim                           0         23,979            n/a            n/a         23,979
Cambridge Concrete Inc.                0          3,600            n/a            n/a          3,600
Thomas F. & Donna K
  Pliska                               0         15,000            n/a            n/a         15,000
Charles F. Ondreicek                   0         20,000            n/a            n/a         20,000
David T. Hunter                        0         10,000            n/a            n/a         10,000
Rocco R. Garrio                        0          3,572            n/a            n/a          3,572
Mary Jo Olson                          0         30,000            n/a            n/a         30,000
Lydia B. Ismael
 Corinthian, LLC                       0         20,000            n/a            n/a         20,000
Nancy N. Potter                        0          2,143            n/a            n/a          2,143
Martin A. McGowan                      0          5,000            n/a            n/a          5,000
Diane M. Hissink and

                                 Class A        Class A      Percent of     Percent of
                                  Common         Common        Class A        Class A
                                  Shares         Shares        Common          Common        Class A
                                   Held           Held       Shares Held    Shares Held      Common
                                  After          Before         After          Before        Shares
Name                             Offering       Offering       Offering       Offering       Offered
----                           ------------   ------------  -------------  -------------    ----------
 Patrick M. Bagg                       0          7,143            n/a            n/a          7,143
Kenneth Laufer                         0         27,143            n/a            n/a         27,143
Robert L. Mehl                         0         50,001            n/a            n/a         50,001
Carol M. York                          0         14,286            n/a            n/a         14,286
Brian Roland                           0         10,000            n/a            n/a         10,000
R.D. Boland                            0         40,000            n/a            n/a         40,000
Stanford L. Hart                       0          5,000            n/a            n/a          5,000
David Joseph Harsch                    0         10,000            n/a            n/a         10,000
Joseph G. Birnbaum                     0         38,573            n/a            n/a         38,573
Robert J. Corsiglia                    0         10,000            n/a            n/a         10,000
Ikon Group, Inc.                       0         17,000            n/a            n/a         17,000
George Auld                            0         24,286            n/a            n/a         24,286
R and J of Norfolk, Inc.               0         10,000            n/a            n/a         10,000
R.W. Cameron                           0         18,286            n/a            n/a         18,286
Ricardo C. Carvalho                    0          3,572            n/a            n/a          3,572
Bernard Saul                           0        100,001              0            1.5        100,001
Dr. Stuart C. Rubin                    0          7,143            n/a            n/a          7,143
Sandra H. Wilensky                     0          7,143            n/a            n/a          7,143
Neal Kaufman                           0            715            n/a            n/a            715
Kelly Mattia                           0          3,572            n/a            n/a          3,572
Barbara J. Stubblefield                0          7,143            n/a            n/a          7,143
Nels & Mary-Ann Nelson
 Living Trust dd 6/21/81               0         11,000            n/a            n/a         11,000
Mary L. Ducummon                       0          7,143            n/a            n/a          7,143
Midas Fund, Ltd.-Class A               0         35,715            n/a            n/a         35,715
Kazuko Ross                            0         14,286            n/a            n/a         14,286
Robert M. Stilson                      0         10,500            n/a            n/a         10,500
Dr. Brian Billard                      0         21,429            n/a            n/a         21,429
Jeanette I. Preston                    0          7,143            n/a            n/a          7,143
Richard Windle                         0         10,000            n/a            n/a         10,000
George V. Envall                       0          3,572            n/a            n/a          3,572
Thomas J & Lois McDonnell              0          3,572            n/a            n/a          3,572
Irving Berke, MD                       0         14,286            n/a            n/a         14,286
George S. Weart                        0          7,143            n/a            n/a          7,143
Richard A. Wood                        0          7,143            n/a            n/a          7,143
James & Dorothy
  Horalek TTEE                         0         21,429            n/a            n/a         21,429
Patrick Stanton                        0         14,286            n/a            n/a         14,286
Donald E. Green                        0          7,143            n/a            n/a          7,143
Elmer L. Christiansen                  0         25,000            n/a            n/a         25,000
Chris S. Lee                           0          3,575            n/a            n/a          3,575
Ronald W. Milbourn                     0          7,000            n/a            n/a          7,000
Julia M. Wong                          0         10,000            n/a            n/a         10,000
Vahe M. Hovsepian                      0          7,143            n/a            n/a          7,143
John Ganim                             0         10,000            n/a            n/a         10,000
Annuit Coeptis Corp                    0          1,786            n/a            n/a          1,786
Kenneth/Evelyn Lovelace                0          1,786            n/a            n/a          1,786
Stephen M. Spurrier                    0          5,000            n/a            n/a          5,000
Williams & Patsy Gardiner              0          7,143            n/a            n/a          7,143
Peter V. Wagner                        0         15,000            n/a            n/a         15,000
Michael D. Rapperport                  0         32,144            n/a            n/a         32,144
Homer Chan                             0         20,000            n/a            n/a         20,000
Robert E. Shafarman                    0          5,000            n/a            n/a         50,000
Bonnie Parlee                          0          7,143            n/a            n/a          7,143
Jessica Mayer                          0         24,286            n/a            n/a         24,286
Jason H. Wilensky                      0          7,143            n/a            n/a          7,143
Richard Nibbe                          0         21,429            n/a            n/a         21,429
Kenneth Knight                         0          7,143            n/a            n/a          7,143
Fred Kazzouti                          0         14,286            n/a            n/a         14,286
P&M Marketing Group, Inc.              0        160,000              0            2.4        160,000
First York Partners, Inc.        125,000        275,000            1.9            4.2        150,000
Alex Mendez                      143,500        203,500            2.2            3.1         60,000

                                 Class A        Class A      Percent of     Percent of
                                  Common         Common        Class A        Class A
                                  Shares         Shares        Common          Common        Class A
                                   Held           Held       Shares Held    Shares Held      Common
                                  After          Before         After          Before        Shares
Name                             Offering       Offering       Offering       Offering       Offered
----                           ------------   ------------  -------------  -------------    ----------
Peter Stonebridge                143,500        203,500            2.2            3.1         60,000
Jon Goldstein                     35,875         50,875            n/a            n/a         15,000
Scott Carter                      35,875         50,875            n/a            n/a         15,000
Herbert Davis                          0         35,000            n/a            n/a         35,000


        The Selling Stockholders may effect the distribution of the shares in one or more transactions that may take place through the over-the-counter Pink Sheets, including block trades or ordinary broker's transactions, through privately negotiated transactions, in an underwritten offering, or a combination of any such methods of sale. Sales of the shares will be made at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may pay usual customary or specifically negotiated brokerage fees or commissions in connection with such sales, as well as the fees of their attorneys and accountants. We have agreed to pay all expenses, including filing fees, relating to preparation of this registration statement, and the fees of our attorneys and accountants.


                                 USE OF PROCEEDS

        All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the Selling Stockholders.


                       WHERE YOU CAN GET MORE INFORMATION

        This Prospectus is part of a Registration Statement on Form SB-2 filed by us with the SEC under the Securities Act of 1933. As permitted by SEC rules, this Prospectus does not contain all of the information included in the Registration Statement and the accompanying exhibits filed with the SEC. You may refer to the Registration Statement and its exhibits for more information.

         At your request, we will provide you, without charge, a copy of any exhibits to our Registration Statement. If you would like more information, write or call us at:

                 POP N GO, INC.
                 12429 East Putnam Street
                 Whittier, California 90602
                 Telephone:  (562) 945-9351
                 Facsimile: (562) 945-6341

         Our fiscal year ends on September 30. We intend to provide annual reports containing audited financial statements and other appropriate reports to our shareholders. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file in the future at the SEC's public reference room in

Washington, D.C. You can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our future SEC filings will also be available to the public on the SEC Internet site at http\\www.sec.gov.

        You should rely on the information provided in this Prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the first page of the Prospectus. No offer of securities is being made in any state or country in which the offer or sale is not permitted.


                        NET TANGIBLE BOOK VALUE PER SHARE

         As of June 30, 1999, the net tangible book value of our common stock was $241,615 or $0.04 per share of common stock, based upon 5,413,508 shares outstanding. "Net tangible book value" per share represents the amount of our total tangible assets reduced by our total liabilities divided by the number of shares of common stock outstanding.


                        MARKET PRICE OF THE COMMON STOCK

         As of the date of this prospectus, our common stock is traded in the over-the-counter market through the "Pink Sheets" under the symbol "POPN", and has traded publicly since April 26, 1999. The market for our common stock on the Pink Sheets is sporadic, and the quarterly average daily volume of shares traded since our listing in the Pink Sheets on April 26, 1999, ranged from a low of 200 shares to a high of 400 shares. The following table presents the range of the high and low bid and estimated average daily volume information for our common stock for the periods indicated, which information was provided by the NASDAQ Stock Market, Inc. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.


                                                                   Estimated
                                                                  Average Daily
                                               High     Low      Volume (Shares)
--------------------------------------------------------------------------------
         Third Quarter of Fiscal Year
            Ending 9/30/99                     2.50     1.50         200
         Second Quarter of Fiscal Year
            Ending 9/30/99                     2.50     1.50         400

         Records of our stock transfer agent indicate that as of September 1, 1999, there were 264 record holders of our common stock.

                                 DIVIDEND POLICY

        We have not paid any cash dividends to date, and do not anticipate or contemplate paying cash dividends in the foreseeable future. We intend to utilize all available funds for the purposes set forth above under "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's consolidated financial statements and accompanying notes. This prospectus contains certain forward-looking information, which involves risks and uncertainties. The actual results could differ from the results we anticipate. See "Special Note Regarding Forward-Looking Statements."


NINE MONTHS ENDED JUNE 30, 1999 VERSUS NINE MONTHS ENDED JUNE 30, 1998

RESULTS OF OPERATIONS

        The Company incurred a net loss of $1,478,393 for the nine months ended June 30,1999, as compared to a net loss of $847,541 for the nine months ended June 30, 1998. This loss represents a loss from operations of $1,444,303 and $669,365 for the nine months ended June 30, 1999 and 1998, respectively. The net loss also includes interest expense totaling $32,275 and $177,273 for the nine months ended June 30,1999 and 1998, respectively.

        Total revenues for the nine months ended June 30, 1999 were $499,244 as compared to $342,820 for the nine months ended June 30, 1998. This represents an increase in revenues of 46% over the same period in the prior year. This increase was primarily due to additional popcorn machine sales during 1999.

        Total cost of goods sold for the nine months ended June 30,1999 was $404,721 as compared to $269,709 for the nine months ended June 30, 1998. The gross profit percent on the equipment sales went from 21.3% for the nine months ended June 30, 1998 to 18.9% for the nine months ended June 30, 1999. This decrease in the gross profit percent was primarily caused by higher costs associated with producing the popcorn machines.

        Total operating expenses consist primarily of development expenses and general and administrative expenses. For the nine months ended June 30, 1999, total operating expenses were $1,538,826. For the nine months ended June 30, 1998, total operating expenses were $742,476. This represents a 107% increase over the same period in the prior year.

        General and administrative expenses for the nine months ended June 30, 1999 was $1,311,066 as compared to $537,495 for the nine months ended June 30, 1998. This represents an increase of 144% over the same period in the prior year. This increase was caused by higher professional fees due to various filings and business activities of the Company, increases in salaries and wages due to hiring of additional employees, increases in travel and trade show expenses, amortization of costs relating to acquiring the proprietary software, and the issuance of stock for services.

        Interest expense went from $177,273 for the nine months ended June 30, 1998 to $32,375 for the nine months ended June 30, 1999. This represents a decrease in interest expense of 82% from the prior period. This decrease was due to the issuance of common stock in exchange for convertible debentures which had an interest rate of 15%. As of June 30,1999, the Company had exchanged all of its convertible debentures for shares of its common stock.


LIQUIDITY AND CAPITAL RESOURCES

        As of June 30,1999, the Company had cash and cash equivalents of $90,987 as compared to cash and cash equivalents of $128,152 as of June 30, 1998. As June 30,1998, the Company had working capital (total current assets in excess of total current liabilities) of $210,008 as compared to a working capital deficiency of ($446,877) as of June 30, 1998. Net cash used in operating activities was $1,538,712 for the nine months ended June 30,1999 and $338,210 for the nine months ended June 30, 1998. The principal use of cash for the nine months ended June 30, 1999 was to fund the net loss from operations for the period. The Company raised a total of $1,665,960 from the issuance of common stock, net of stock issuance costs, during the nine months ended June 30, 1999, and this was used to fund the net loss from operations, as well as to purchase furniture and equipment and pay off a loan from a shareholder.

        Net cash used in investing activities was $18,499 and $178,828 for the nine months ended June 30,1999 and 1998, respectively. This decrease in net cash used in investing activities was as a result of a significant decrease in expenditures for proprietary technology during the nine months ended June 30, 1999, for which the research and development was completed during the prior period.

        Net cash from financing activities was $1,630,960 for the nine months ended June 30,1999 as compared to $524,545 for the nine months ended June 30, 1998. The large increase during the nine months ended June 30, 1999 was primarily caused by the company raising additional equity capital through the issuance of common stock in a private placement.


YEAR ENDED SEPTEMBER 30,1998 VERSUS PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997

RESULTS OF OPERATIONS

        The Company incurred a net loss of $1,338,148 for the year ended September 30, 1998 as compared to a net loss of $297,218 for the period from October 21, 1996 (inception) to September 30, 1997. This loss represents a loss from operations of

$1,150,439 and $262,272 for the year ended September 30, 1998 and from October 21, 1996 (inception) to September 30,1997, respectively. The net loss also includes interest expense totaling $186,630 and $32,067 for respective periods.

        Total revenues for the year ended September 30, 1998 were $504,222 as compared to $250,000 for the period from October 21,1996 (inception) to September 30, 1997. This represents an increase in revenues of 102% over the prior period. This increase was primarily to the development and sale of popcorn machines during the year ended September 30,1998. Total revenues for the period from October 1, 1996 (inception) September 30, 1997 were solely from the sale of franchises as the popcorn machines were in development and were not offered for sale during that period.

        Total cost of goods sold for the year ended September 30, 1998 was $415,609 as compared to $0 for the period from October 21, 1996 (inception) to September 30,1997. The gross profit percent on the equipment sales went from 17.6% for the year ended September 30, 1998. There was no cost of sales for the period from October 21, 1996 (inception) to September 30, 1997 due to the fact that no popcorn machines were sold or available for sale and that the revenues were solely from the sale of franchises.

        Total operating expenses consist primarily of development expenses and general and administrative expenses. For the year ended September 30, 1998, total operating expenses were $1,239,052. For the period from October 21,1996 (inception) to September 30, 1996, total operating expenses were $512,272. This represents a 142% increase over the same period in the prior year. The increase was caused by a large increase in general and administrative expenses and the issuance of stock options and stock for services valued at a total of $341,570.

        General and administrative expenses for the year ended September 30, 1998 were $726,096 as compared to $305,386 for the period from October 21, 1996 (inception) to September 30,1997. This represents and increase of 138% over the same period in the prior year. This increase was caused by a large writeoff of a trade receivable and the issuance of stock and stock options for services during the year ended September 30,1998.

        Interest expense went from$32,067 for the period from October 21, 1996 (inception) to September 30, 1997 to $186,630 for the year ended September 30,1998. This represents an increase in interest expense of 482% from the prior period. This increase was due primarily from the interest on the convertible debentures issued during the period.


LIQUIDITY AND CAPITAL RESOURCES

        As of September 30,1998, the Company had cash and cash equivalents of $17,238 as compared to cash and cash equivalents of $120,646 as of September 30,1997. At September 30,1998, the Company had a working capital deficiency (total current liabilities in excess of total current assets) of ($386,186) as compared to a working capital deficiency of ($179,825) as of September 30, 1997. Net cash used in operating activities was $577,661 for the year ended September 30, 1998 and $373,997 for the period from October 21,1996 (inception) to September 30, 1997.

        The principal use of cash for the year ended September 30,1998 was to fund the net loss from operations for the period. The Company raised a total of $235,040 from the issuance of common stock and an additional $420,000 from the sale of convertible debentures during the year ended September 30, 1998, and this was used to fund the net loss from operations, as well as to purchase furniture and equipment and the expenditures for the development of proprietary technology.

        Net cash used in investing activities was $265,607 and $90,857 for the year ended September 30,1998 and for the period from October 21, 1996 (inception) to September 30, 1997, respectively. This increase in net cash used for investment activities was as a result of significant expenditures for proprietary technology and furniture and equipment during the year ended September 30, 1998.

        Net cash flows from financing activities was $739,860 for the year ended September 30,1998 as compared to $585,000 for the period from October 21, 1996 (inception) to September 30,1997. This increase during the year ended September 30, 1998 was primarily caused by the Company's sale of common stock convertible debentures.

        The Company believes, but can not assure, that revenues from operations will be sufficient to fund current operational requirements. However, the Company will likely need to raise additional capital within four to six months from this date, particularly if sales increase sufficiently; of which there is no guarantee. If additional capital is needed, it is uncertain such capital will be available on acceptable terms.


INFLATION

        Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on our results of operations or financial condition.


YEAR 2000 ISSUE

        The widespread use of computer programs that rely on two-digit dates to perform computations and decision making functions may cause computer systems to malfunction prior to or in the year 2000 and lead to significant business delays and disruptions in the U.S.
and internationally.

         We cannot assure you that Year 2000 compliance plans of our vendors and customers will be completed on a timely manner. With respect to vendors, we believe that there are sufficient numbers of vendors of parts that any Year 2000 problems encountered by a particular vendor will not adversely impact our ability to purchase inventory. In the event that any particular customer encounters Year 2000 difficulties, it may impact our sales to, or collection of receivables from, that customer until the problems are resolved. We believe that our sales are sufficiently diversified that this would not result in a material adverse impact on operating results. In addition, any such disruption is likely to be temporary and result in a delay, rather than loss, of sales to that customer. However, if a number of customers experience problems resulting in significant delays in payment on outstanding accounts receivable, we could experience material cash flow difficulties until such problems are resolved.

                                    BUSINESS

A.  INTRODUCTION

        Pop N Go, Inc. (the "Company") is a Delaware corporation, organized in October of 1996, for the purpose of conducting a business in the development, manufacturing, marketing and distribution of a new line of specialty food service and food vending machine equipment.

        The Company began operations in October 1996 and began shipping its first product, the Pop N Go Hot Air Popcorn Vending Machine during the 4th quarter of 1997.

        The Company acquired all of the outstanding shares of Nuts to Go, Inc. in February of 1997, and thereby technology under development for a hot nuts vending machine, which management intends to be the Company's second vending machine product. The Company has carried on development of this technology in Pop N Go, Inc., Nuts to Go, Inc. is currently an inactive subsidiary without assets or activities. The Company estimates, although it cannot assure, that it may introduce this second product, the "Hot Nuts" vending machine, during the second quarter of 2000.

        Profit streams are anticipated to be generated in the future from (1) the sale of the Pop N Go vending machines (2); and the operation of Company owned machines on revenue share basis. There is of course no assurance that the Company will be successful or will realize profits from its activities.


B.  PRODUCTS

        Pop N Go is a unique hot air based popcorn vending machine which delivers a fresh cup of popcorn on demand, with butter flavoring or plain. Pop N Go contains the Company's proprietary microprocessor technology which provides a closed-loop feedback popping process and generates an audit trail for each cup vended. The attractive design is geared for the retail environment in an effort to generate a higher volume of cups vended than a factory lunchroom environment.

        The popcorn unit has a moving color LED display that instructs the customer on how to use the vending machine, neon lights, and an open "see-through" cooking system that allows the customer to watch and take in the aroma as the machine pops the popcorn on demand. The neon lights and a moving color LED display provide for maximum visibility and customer entertainment. The 46 ounce cup of popcorn is popped with hot air during a two- minute vend cycle, and the customer has a choice of oil-free or butter-flavored popcorn. The latter is sprayed with butter-flavored oil during the pop cycle.

        Pop N Go can be operated in automatic vend mode, manual mode or via remote control in manual locations where the machine is not located in close proximity to the cashier. It is available in counter top or floor models. Both models feature a napkin and salt dispenser and a waste drawer. The vender features fully programmable system parameters, including cook time, temperature and butter dispenser. All subsystems can be easily removed for cleaning and maintenance. The machine's computerized audit system allows for easy access to vend history.

        To install the machine, the operator need only remove the fully assembled unit from its box, and plug it in at a location. Once the operator stocks the unit with popcorn and flavoring and has verified the kernel and flavoring dispenser level, he or she must only restock the machine every 100 vends.

        The Company's focus on serving the general public in addition to the office and factory workplace expands the market for fresh popped popcorn significantly.

        In addition to the United States, where the Company has pilot programs in Chevron, Food Lion and Wilson Farms, the Company also has targeted the international market for the sale of popcorn units. The Company currently has distributors in Mexico, France, China, Argentina and South Africa.

        Management plans to aggressively develop new niche markets from other vending equipment. The next vending machine will be Go Nuts, a specialty hot nuts vender incorporating many of the unique features of the Pop N Go popcorn vender.


C.  THE MARKET

        Vending is estimated to be a $30 billion industry according to the Trade Publication 1998 Vending Times, and worldwide popcorn sales are in excess of 1 billion pounds annually according to the 1998 Popcorn Institute estimate. Management believes the ability to deliver hot fresh popcorn popped right in front of the customer with all of the smell and sound of fresh popping corn presents a powerful attract mode to the consumer. The vend price of $1 for a 46 ounce cup of popcorn represents significant value to the consumer and allows the owner/operator to net up to $.85 for each cup vended, before paying any location commissions.

        Pop N Go popcorn machines are currently located in convenience stores, supermarkets, bowling alleys, car washes, military bases and a wide range of other retail, industrial and office locations.

        Management believes there is a trend toward eating healthy, which gives Pop N Go a significant advantage over microwave and other kettle popped products, since Pop N Go is the only popcorn that can be delivered totally oil-free. The customer who enjoys butter flavoring can choose that option by making that selection during the vend process. The total vend cycle takes approximately 2 minutes, which is shorter than the microwave or kettle popped process.

D.  DISTRIBUTORS & MARKETING

        The Company has entered into oral or written distribution agreements with 10 distributors as follows:

                      VTR Services
                      Michigan Carbonics
                      New Brunswick Saw Service
                      Diasa S.A.
                      R&J of Norfolk
                      Carib Latin World Trading Inc.
                      Starvend
                      Credivest, C.C.
                      Ten Hoeve
                      KAM International

        The Company's President is a minority shareholder in VTR Services, Inc., one of the Company's distributors for the mid-Atlantic region. The terms by which the Company does business with VTR are the same as with the Company's other distributors.

        The Company management estimates there may be over one million potential locations for its popcorn machine in the U.S., including 100,000 convenience stores, and thousands of other retail stores, schools, hospitals, offices and military bases.


E.  CUSTOMERS

        We have over 120 customers, which include Diasa, Kam International and R&J Norfolk. During the twelve month period ended September 30, 1998, Pop N Go's top 10 customers accounted for approximately 75% of net sales, and one customer, Dadas, accounted for more than 33%of net sales. During the six month period ended June 30, 1999, the top 10 customers accounted for approximately 63% of net sales, and one customer, Kam International, accounted for 26%of net sales.


F.  COMPETITION

        Consumers of popcorn outside of the home heretofore have had two options available to them. First is the kettle popped popcorn which is typically available in movie theaters and concession stands. The popcorn is cooked in oil in large batches and is subject to waste, labor and cleanliness issues. Kettle popped corn will grow stale quickly if not consumed.

        The second option typically available in the lunchroom environment is microwave cooked popcorn. The consumer purchases a bag of microwave popcorn from a snack vending machine and cooks it in a microwave oven.

        These traditional ways of serving popcorn are the major competition for Pop N Go's popcorn machine. These methods do not allow for delivery of a fresh cup popped on demand in an oil free manner.

        Management believes there may be perhaps two competitors that produce hot air popcorn vending machines. Neither have the features of Pop N Go that combine the programmable cook process with the attract mode LED display. Management believes it has significant market advantages over these competitors in that (1) it is the only company with a programmable cooking process popcorn vending machine, and (2) management believes the popcorn machine unit price at $2995, is perhaps 30% lower in price than competitive units.


G.  DEBT FINANCING AND CREDIT FACILITIES

        As of September 1, 1999, the Company had no debt financing or credit facilities.


H.  INVENTORY.

        The company subcontracts out the manufacture of its circuit boards and other parts of the popcorn unit to outside manufacturers who produce parts to its specifications. Parts inventories consist primarily of small parts and supplies to be used in the manufacturing process of machines held for resale. Parts are valued at the lower or cost of market. Cost is determined by the first-in, first-out (FIFO) method.


I.  INTANGIBLE ASSETS

        Intangible assets consist primarily of the costs of acquiring a patent and related technology from the two principal shareholders and deferred development costs which will be amortized over a 5 year period. The patent assets are being amortized on a straight line basis over the remaining life of the patent, which expires in April of 2007.


J.  RESEARCH AND DEVELOPMENT

        The Company has continued to refine, retrofit, and improve the popcorn unit, and the unit's overall production and manufacturing processes. The Company has also initiated development on its Hot Nuts Machine. The Company is exploring the possible development of other food service and vending machines in the future.

K.  FACILITIES

        The Company occupies 6000 square feet in Whittier, California, where the corporate office and manufacturing facility for the Company is located.

        The Company rents its Whittier office and manufacturing facility from the father of the Company's Director of Manufacturing. The Company believes it is paying below market rates for the facility. Management believes that other comparable space is available at similar rent and terms should the Company be required to move to another location.


L.  SEASONAL FACTOR

        The consumption of popcorn is not subject to seasonality except in those locations that are dependent on tourism for much of their business.


M.  EMPLOYEES

        Pop N Go has 18 full time employees and consultants and 1 part-time software development consultant. None of its employees belong to a union.


N.  LITIGATION

        The Company has no pending litigation.


O.  GOVERNMENT REGULATIONS

        Although the Company believes there are no "Government" regulations which apply to the mechanical electrical safety aspects of Pop N Go machines, the Company has obtained certification for the European Community (CE) and for Mexico, Normas Oficiales Mexicanas (NOM). The Company has applied for listing, but not yet obtained listing with Underwriters Laboratory (UL) for the United States and with Canadian Underwriters Laboratory (CUL).

                                   MANAGEMENT

Directors and Executive Officers

        The Directors and executive officers of Pop N Go, Inc. and their ages and positions are set forth below:


            Name             Age           Title
            ----             ---           -----
        Melvin Wyman         61            Chief Executive Officer, Secretary and a Director
        Vernon Brokke        47            President and a Director

MELVIN WYMAN is Chief Executive Officer and a Director. Dr. Wyman holds a BA and Ph.D. from the University of California, Los Angeles. He has over 15 years of experience in the design and marketing of specialty vending and video game products. He has served as the CEO of Pop N Go since the Company's inception in 1996. Prior to his involvement with Pop N Go, Dr. Wyman was the Director of US Operations for Sport Active, Inc. Sport Active is a Canadian based developer of an interactive game system developed for the hospitality industry.

VERNON BROKKE is President and a Director. Mr. Brokke has a distinguished sales career encompassing over 20 years with 8 President's Club Winner Awards. Prior to his appointment as President of Pop N Go in 1996, Mr. Brokke was Area Sales Manager for Stratacom, a telecommunications network company with sales in excess of $500 million. Mr. Brokke is responsible for developing the Company's worldwide marketing strategy.


Director Compensation

         Our Directors do not receive any compensation for their services as Directors.


Executive Compensation

         The following table reflects compensation paid or accrued during the indicated fiscal years, which end on September 30 of the indicated year with respect to compensation paid or accrued by Pop N Go, Inc.

                           SUMMARY COMPENSATION TABLE


                                    Annual Compensation                                      Awards                Payouts
                        ---------------------------------------------                     ------------     ------------------------
                                                              Other
                                                              Annual       Restricted      Securities                     All Other
                                                              Compen-         Stock        Underlying        LTIP          Compen-
  Name and                           Salary       Bonus       sation         Award(s)       Options/       Payouts         sation
  Principal Position     Year          $            $            $              $           SARs(#)           $              $
                        -------     -------      -------      -------      -----------    ------------     -------       ----------
Melvin Wyman,              1999     104,000        6,000            0         83,250            n/a            n/a            n/a
Chief Executive                                                               Shares
Officer, Secretary
and a Director

Vernon Brokke,             1999     104,000        6,000            0         83,250            n/a            n/a            n/a
President and                                                                 Shares
a Director

(1) Does not include perquisites and other personal benefits, securities or property if the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) ten percent of the combined salary and bonus for such person during the applicable year. Options/SAR granted in last fiscal year.

         The following table contains information concerning stock options granted to officers and directors through August 1, 1999.

                   No. Of Sec.
                    % of Total                                                       Potential Realized Value
                    Underlying      Options/SARs                                     At Assumed Rates of
                     Options/        Granted to     Exercise                         Stock Price Appreciation
                      SARs           Employees       or Base                           for Option Term(a)
                     Granted         In Fiscal        Price         Expiration
Name                   (#)             Year           ($/Sh)           Date            5%($)          10%($)
                   -----------      ------------     --------       ----------       --------        --------
Melvin Wyman          100,000         100,000             .05        12/31/01            2.10            2.20
Vernon Brokke         100,000         100,000             .05        12/31/01            2.10            2.20

Options vest as follows: Fully vested as of 9/1/99

(a) These amounts, based on assumed appreciation rates of 5% and 10% rates prescribed by the Securities and Exchange Commission rules are not intended to forecast possible future appreciation, if any, of the Company's stock price. The closing price at September 30, 1999 of the Company's Common Stock was $2.00 per share.

No options were exercised in the preceding fiscal year.

Employment Agreements

        Under long term consulting agreements with each of the officers (through their personal corporation or limited partnership), monthly compensation is currently $10,000 per month and increases to $12,500 per month beginning January 1, 2000, for each officer. In addition, they are each entitled to an annual bonus equal to 1% of the Company's gross annual sales each year.

        Their consulting agreements terminate December 31, 2000, and may be terminated earlier upon payment of a termination sum equal to six months' consulting fees.

        In addition to direct remuneration, Pop N Go reimburses all employees and consultants for business-related expenses, and provides medical insurance benefits for certain consultants.

Stock Option Plan

         On August 31, 1998, the Board of Directors of Pop N Go, Inc. adopted a Stock Option Plan (the "Plan"). This Plan provides for the grant of Incentive Non-qualified Stock options to employees selected by the Board of Directors of Pop N Go, Inc. To date, 394,000 options have been granted under the Plan, including 100,000 to Dr. Wyman, and 100,000 to Mr. Brokke, at an exercise price of $0.05 per share.



                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock (including common stock acquirable within 60 days pursuant to options, warrants, conversion privileges or other rights) of the Company as of September 30, 1999 (i) by each of the Company's directors and executive officers, (ii) all executive officers and directors as a group, and (iii) all persons known by the Company to own beneficially more than 5% of the common stock. All persons listed have sole voting and investment power over the indicated shares unless otherwise indicated.


                                                                           PERCENT
                                                             ------------------------------------
NAME                                           SHARES        Before Offering       After Offering
Melvin Wyman                                   912,800(1)            14.0%              10.9%
Vernon Brokke                                1,200,000(2)            18.4%              15.4%


All officers and directors as a group         2,112,800              32.4%              26.3%

        The addresses for Messrs. Wyman and Brokke is c/o Pop N Go, Inc. 12429 East Putnam Street, Whittier, California 90602.

(1)     Includes 100,000 shares subject to options presently exercisable.

(2)     Includes 100,000 shares subject to options presently exercisable.

(3)     Held through a wholly-owned corporation, Calblue, Inc.

(4) Held personally and through his personal corporation, Gwendolyn Investments, LLC.

                              CERTAIN TRANSACTIONS

1. In October of 1996, the Company issued 1,387,500 (equivalent post split) shares of its common stock to Messrs. Wyman (through his professional corporation, Calblue Inc.) and Brokke (through his limited liability corporation, Gwendolyn Investments, LLC) the Company's founders, in consideration for assignment of a patent and certain proprietary technology. The patent was originally granted on April 20, 1993. Management of the Company sets an arbitrary value on the contributed patent and related technology of $100,000.

2. In August 1997, the Company entered into an agreement with Nuts to Go, Inc., to design and develop a hot nuts vending machine. The contract price was fixed at $260,000, which has been paid. In February 1998, the Company acquired all of the stock of Nuts to Go, Inc., in a tax free stock for stock reorganization, wherein the Company issued 481,000 (equivalent post split) shares of its common stock, in exchange for all of the outstanding common stock of Nuts to Go, Inc., thereby acquiring all of the technology.

        The Company's President, Vernon Brokke, was a minority shareholder in Nuts to Go, Inc.

3. In December 1997, outstanding debenture holders converted a total of $385,000 in convertible debentures into 712,250 (equivalent post split) shares of the Company's common stock.

4. In March, 1998, the Company issued a convertible promissory note for $250,000, which was convertible into 508,750 shares of the Company's common stock at maturity. The note was unsecured, bore interest at a rate of 15% per annum, and was due on December 31, 1998. The maturity date was extended, and then the Note was converted into 508,750 Shares of the Company's Common Stock effective June 1, 1999. In connection with the conversion into stock, the Company issued a "put" to the converting debt holders, providing that if the per share price of the Company's stock was not at least $2.10 on December 31, 1999, the debt holders could "put" 150,000 shares of their stock back to the Company at a "put" price of $2.10 per share, for a total of $315,000. If this put is exercised, the Company will pay the put price and cancel and return these shares to Treasury.

5. During the nine months ended June 30, 1998, the Company issued a total of $420,000 in convertible debentures, of which $170,000 were converted into 220,150 (equivalent post split) shares of the Company's common stock as of June 30, 1998

6. In July 31, 1998, the Company split its 1730 then outstanding shares of common stock in a 1850 for one stock split, into 3,200,500 shares of common stock, and concurrently amended its Articles of Incorporation to increase authorized capital to 20,000,000 shares of common stock, par value $0.001 per share (post split). The share numbers used in this Memorandum all represent post stock split shares.

7. During the year ended September 30,1998, the Company issued 111,000 shares of its common stock to consultants for services. These consultants were related parties of the Company. In connection with the issuance, $85,470 was charged to operations as consulting fees (including 55,500 shares to Mel Wyman and 55,500 shares to Vernon Brokke).

8. The Company issued in December, 1998, to Pacific Acquisition Group, Inc. ("Pacific") in a private placement transaction exempt from registration under the Securities Act of 1933, 308,070 restricted shares of the Company's common stock, in consideration for services as a "Finder".

9. During the nine months ended June 30,1999, the Company initiated three private placements of its common stock in which it placed an aggregate of 1,261,138 shares of its common stock and realized gross proceeds of $1,800,369.


                            DESCRIPTION OF SECURITIES

General

         We are authorized to issue 20,000,000 shares of common stock, $.001 par value per share, of which 6,508,290 shares are outstanding. An additional 500,000 shares of common stock are reserved for issuance pursuant to our Stock Option Plan.


Common Stock

         Holders of common stock have equal rights to receive dividends when, as and if declared by the board of directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of common stock are entitled upon our liquidation to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

        Liberty Transfer Company, 123 Green Street, P. O. Box 558, Huntington, New York 11743, serves as transfer agent for the common stock of Pop N Go, Inc.

                                   PROSPECTUS

        We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell nor does it solicit to buy any shares of Common Stock in any jurisdiction where it is unlawful. The information in this Prospectus is current as of September 30, 1999.



                                     EXPERTS

         The consolidated financial statements of the Company for the fiscal year ended September 30, 1998 included in this prospectus have been audited by Singer, Lewak, Greenbaum and Goldstein, LLP, independent auditor, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

        The financial statements of the Company for the period from October 21, 1996 (inception) to September 30, 1997 included in this prospectus have been audited by Tanner, Mainstain, Hoffer & Peyrot, independent auditor, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              Financial Statements
                          Index to Financial Statements

                                                                        Page No.
                                                                        --------
Independent Auditor's Report                                              F-2

Financial Statements

        Consolidated Balance Sheets - As of September 30, 1998
        and June 30, 1999 (unaudited)                                     F-4

        Consolidated Statements of Operations - Years Ended
        September 30, 1998 and 1997 and nine months
        ended June 30, 1999 and 1998 (unaudited)                          F-6

        Consolidated Statements of Stockholders' Equity - Years
        Ended September 30, 1998 and 1997 and nine months
        ended June 30, 1999 (unaudited)                                   F-7

        Consolidated Statements of Cash Flows - Years Ended
        September 30, 1998 and 1997 and nine months
        ended June 30, 1999 and 1998 (unaudited)                          F-9

        Notes to Consolidated Financial Statements                        F-12

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Pop N Go, Inc. and subsidiary

We have audited the accompanying consolidated balance sheet of Pop N Go, Inc. and subsidiary (the "Company") as of September 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pop N Go, Inc. and subsidiary as of September 30, 1998, and the consolidated results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended September 30, 1998 and the period from October 21, 1996 (inception) to September 30, 1997, the Company incurred a net loss of $1,338,148 and $297,198, respectively. In addition, the Company's net cash used in operating activities was $(577,661) and $(373,997) for the year ended September 30, 1998 and the period from October 21, 1996 (inception) to September 30, 1997, respectively, and the Company's accumulated deficit was $1,635,366 as of September 30, 1998. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 5, 1999

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
POP N GO, INC.


We have audited the accompanying statements of operations, stockholders' equity, and cash flows of POP N GO, INC. for the period from October 21, 1996 (inception) to September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of POP N GO, INC. for the period from October 21, 1996 (inception) to September 30, 1997, in conformity with generally accepted accounting principles.


TANNER, MAINSTAIN, HOFFER & PEYROT
        AN ACCOUNTANCY CORPORATION


Los Angeles, California
November 18, 1997

                                                   POP N GO, INC. AND SUBSIDIARY
                                                     CONSOLIDATED BALANCE SHEETS
                                SEPTEMBER 30, 1998 AND JUNE 30, 1999 (UNAUDITED)

--------------------------------------------------------------------------------


                                     ASSETS

                                                                       June 30,     September 30,
                                                                         1999           1998
                                                                       --------     -------------
                                                                      (unaudited)
CURRENT ASSETS
     Cash                                                              $ 90,987       $ 17,238
     Accounts receivable, net of allowance for doubtful accounts
         of $92,100 (unaudited) and $92,100                             124,875         16,066
     Inventories                                                        233,487        163,051
     Other current assets                                                21,177             --
                                                                       --------       --------

         Total current assets                                           470,526        196,355

FURNITURE AND EQUIPMENT, net                                             31,607         17,643
PROPRIETARY SOFTWARE, net of accumulated amortization
     of $152,588 (unaudited) and $38,148                                152,587        267,028
OTHER ASSETS, net of allowance for doubtful accounts of
     $12,900 (unaudited) and $12,900                                     81,879         90,029
                                                                       --------       --------

                      TOTAL ASSETS                                     $736,599       $571,055
                                                                       ========       ========




   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                         CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                SEPTEMBER 30, 1998 AND JUNE 30, 1999 (UNAUDITED)

--------------------------------------------------------------------------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                        June 30,         September 30,
                                                                          1999               1998
                                                                       -----------       -------------
                                                                       (unaudited)
CURRENT LIABILITIES
     Accounts payable                                                  $   101,554        $   169,487
     Accrued liabilities                                                   138,268             39,446
     Loan payable - stockholder                                                 --             35,000
     Customer deposits                                                      20,696             88,608
     Convertible debentures                                                     --            250,000
                                                                       -----------        -----------

         Total current liabilities                                         260,518            582,541
                                                                       -----------        -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, $0.001 par value
         20,000,000 shares authorized
         5,413,508 (unaudited) and 3,335,552 shares
              issued and outstanding                                         5,414              3,336
     Additional paid-in capital                                          3,584,426          1,620,544
     Accumulated deficit                                                (3,113,759)        (1,635,366)
                                                                       -----------        -----------

                  Total stockholders' equity (deficit)                     476,081            (11,486)
                                                                       -----------        -----------

                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                           (DEFICIT)                                   $   736,599        $   571,055
                                                                       ===========        ===========




   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
            THE PERIOD FROM OCTOBER 21, 1996  (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

--------------------------------------------------------------------------------

                                             For the Nine Months Ended           For the Periods Ended
                                                      June 30,                       September 30,
                                            ----------------------------      ----------------------------
                                               1999             1998             1998             1997
                                            -----------      -----------      -----------      -----------
                                            (unaudited)      (unaudited)
REVENUE                                     $   499,244      $   342,820      $   504,222      $   250,000

COST OF GOODS SOLD                              404,721          269,709          415,609               --
                                            -----------      -----------      -----------      -----------

GROSS PROFIT                                     94,523           73,111           88,613          250,000
                                            -----------      -----------      -----------      -----------

OPERATING EXPENSES
   Development expenses                         150,060          119,511          171,386          206,886
   General and administrative
     expenses                                 1,311,066          537,495          726,096          305,386
   Issuance of stock options to
     employees                                       --               --          256,100               --
   Issuance of stock for services                77,700           85,470           85,470               --
                                            -----------      -----------      -----------      -----------

       Total operating expenses               1,538,826          742,476        1,239,052          512,272
                                            -----------      -----------      -----------      -----------

LOSS FROM OPERATIONS                         (1,444,303)        (669,365)      (1,150,439)        (262,272)
                                            -----------      -----------      -----------      -----------

INTEREST EXPENSE
   Interest expense                             (32,375)         (34,823)         (44,180)         (32,067)
   Interest expense on convertible debt              --         (142,450)        (142,450)              --
                                             -----------      -----------      -----------      -----------

     Total interest expense                     (32,375)        (177,273)        (186,630)         (32,067)
                                            -----------      -----------      -----------      -----------

LOSS BEFORE PROVISION FOR INCOME
   TAXES                                     (1,476,678)        (846,638)      (1,337,069)        (294,339)

PROVISION FOR INCOME TAXES                        1,715              903            1,079            2,879
                                            -----------      -----------      -----------      -----------

NET LOSS                                    $(1,478,393)     $  (847,541)     $(1,338,148)     $  (297,218)
                                            ===========      ===========      ===========      ===========

BASIC LOSS PER SHARE                        $     (0.36)     $     (0.36)     $     (0.48)     $     (0.17)
                                            ===========      ===========      ===========      ===========

DILUTED LOSS PER SHARE                      $     (0.36)     $     (0.36)     $     (0.48)     $     (0.17)
                                            ===========      ===========      ===========      ===========

WEIGHTED-AVERAGE COMMON SHARES
   OUTSTANDING                                4,039,380        2,361,028        2,795,384        1,769,224
                                            ===========      ===========      ===========      ===========



   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                             AND THE NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

--------------------------------------------------------------------------------


                                                                                    Retained
                                       Common Stock              Additional         Earnings
                                ---------------------------        Paid-in        (Accumulated
                                  Shares          Amount           Capital          Deficit)       Total
                                ----------      -----------      -----------      ------------  -----------
BALANCE, OCTOBER 21, 1996               --       $       --      $        --      $        --   $        --
ISSUANCE OF COMMON
   STOCK FOR CASH                  481,000              481          199,519                        200,000
ISSUANCE OF COMMON
   STOCK FOR INTANGIBLE
   ASSETS                        1,387,500            1,388           98,612                        100,000
NET LOSS                                                                             (297,218)     (297,218)
                                 ---------       ----------      -----------      -----------   -----------

BALANCE, SEPTEMBER 30, 1997      1,868,500            1,869          298,131         (297,218)        2,782
ISSUANCE OF COMMON
   STOCK FOR CASH                  423,652              424          234,616                        235,040
CAPITAL CONTRIBUTION                                                  60,000                         60,000
ISSUANCE OF COMMON
   STOCK FOR SERVICES              111,000              111           85,359                         85,470
CONVERSION OF
   CONVERTIBLE
   DEBENTURES                      932,400              932          554,068                        555,000
ISSUANCE OF STOCK
   OPTIONS TO EMPLOYEES                                              256,100                        256,100
INTEREST CHARGES
   RELATED TO CONVERTIBLE
   DEBENTURES                                                        142,450                        142,450
STOCK ISSUANCE COST                                                  (10,180)                       (10,180)
NET LOSS                                                                           (1,338,148)   (1,338,148)
                                 ---------       ----------      -----------      -----------   -----------

BALANCE, SEPTEMBER 30, 1998      3,335,552            3,336        1,620,544       (1,635,366)      (11,486)
ISSUANCE OF COMMON
   STOCK FOR CASH
   (unaudited)                   1,261,136            1,261        1,799,108                      1,800,369
ISSUANCE OF COMMON
   STOCK FOR STOCK
   ISSUANCE COSTS
   (unaudited)                     308,070              308             (308)                            --
STOCK ISSUANCE COSTS
   (unaudited)                                                      (134,409)                      (134,409)


   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                             AND THE NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

--------------------------------------------------------------------------------


                                                                                    Retained
                                       Common Stock              Additional         Earnings
                                ---------------------------        Paid-in        (Accumulated
                                  Shares          Amount           Capital          Deficit)       Total
                                ----------      -----------      -----------      ------------  -----------
CONVERSION OF
   CONVERTIBLE
   DEBENTURES                      508,750      $       509      $   299,491      $             $   300,000
NET LOSS (unaudited)                                                               (1,478,393)   (1,478,393)
                                 ---------      -----------      -----------      -----------   -----------

BALANCE, JUNE 30,
   1999 (UNAUDITED)              5,413,508      $     5,414      $ 3,584,426      $(3,113,759)  $   476,081
                                 =========      ===========      ===========      ===========   ===========

















   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

--------------------------------------------------------------------------------


                                               For the Nine Months Ended         For the Periods Ended
                                                        June 30,                     September 30,
                                               --------------------------      --------------------------
                                                  1999            1998            1998            1997
                                               -----------      ---------      -----------      ---------
                                               (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                    $(1,478,393)     $(847,541)     $(1,338,148)     $(297,218)
   Adjustments to reconcile net loss to
     net cash used in operating activities
       Depreciation                                  4,534          2,171            3,147             --
       Amortization                                122,592          7,500           38,148          8,731
       Bad debt expense                                 --        105,000          105,000             --
       Stock issued for services                        --         85,470           85,470             --
       Stock options issued to
         employees                                      --             --          256,100             --
       Interest on convertible
         debentures                                     --        142,450          142,450             --
   (Increase) decrease in
     Accounts receivable                          (108,809)       (17,788)          78,934       (200,000)
     Other current assets                          (91,613)      (109,540)         (88,083)       (44,968)
     Other assets                                       --             --            1,240             --
   Increase (decrease) in
     Accounts payable                              (67,933)       169,570          134,563         34,923
     Accrued liabilities                           148,822         36,861          (47,996)        87,462
     Customer advance                              (67,912)        87,637           51,514         37,073
                                               -----------      ---------      -----------      ---------

Net cash used in operating activities           (1,538,712)      (338,210)        (577,661)      (373,997)
                                               -----------      ---------      -----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of furniture and equipment             (18,499)       (10,488)         (50,788)            --
   Expenditures for proprietary
     technology                                         --       (168,340)        (214,819)       (90,357)
                                               -----------      ---------      -----------      ---------

Net cash used in investing activities              (18,499)      (178,828)        (265,607)       (90,357)
                                               -----------      ---------      -----------      ---------






   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

--------------------------------------------------------------------------------


                                          For the Nine Months Ended      For the Periods Ended
                                                   June 30,                  September 30,
                                          -------------------------     -----------------------
                                             1999            1998         1998           1997
                                          -----------      --------     ---------      --------
                                          (unaudited)     (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from loan payable to
     stockholder                          $        --      $ 45,000     $  35,000      $     --
   Principal payments on loan payable
     to stockholder                           (35,000)           --            --            --
   Proceeds from sale of convertible
     debentures                                    --       420,000       420,000       385,000
   Proceeds from issuance of common
     stock                                  1,800,369            --       235,040       200,000
   Stock issuance costs                      (134,409)           --       (10,180)           --
   Cash contribution by stockholders               --        59,545        60,000            --
                                          -----------      --------     ---------      --------

Net cash provided by financing
activities                                  1,630,960       524,545       739,860       585,000
                                          -----------      --------     ---------      --------

Net increase (decrease) in cash                73,749         7,507      (103,408)      120,646

CASH, BEGINNING OF PERIOD                      17,238       120,645       120,646            --
                                          -----------      --------     ---------      --------

CASH, END OF PERIOD                       $    90,987      $128,152     $  17,238      $120,646
                                          ===========      ========     =========      ========

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION

   INTEREST PAID                          $    32,375      $ 34,823     $  44,180      $ 32,067
                                          ===========      ========     =========      ========

   INCOME TAXES PAID                      $     1,715      $    903     $   1,079      $  2,879
                                          ===========      ========     =========      ========





   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

--------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
The Company entered into the following non-cash transactions during the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998 (unaudited):

o In October 1996, the Company issued 1,387,500 shares of common stock to its two stockholders in consideration of the stockholders donating a patent and certain proprietary technology valued at $100,000.

o During the year ended September 30, 1998, the Company issued 111,000 shares of stock to consultants of the Company for services valued at $85,470.

o During the year ended September 30, 1998, debenture holders exercised their right to convert $555,000 of debentures to 932,400 shares of common stock.

o During the year ended September 30, 1998, the Company charged to operations $142,450 of interest expense related to the issuance of convertible debentures.

o During the year ended September 30, 1998, the Company issued options to purchase stock to employees of the Company. The options were valued at $256,100.

o During the nine months ended June 30, 1999, the Company issued 308,070 shares (unaudited) of stock for stock issuance costs related to a private placement of common stock.

o During the nine months ended June 30, 1999, debenture holders exercised their right to convert $250,000 of debentures and $50,000 of related interest to 508,750 shares of common stock.




   The accompanying notes are an integral part of these financial statements.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

        Pop N Go, Inc., incorporated in the State of Delaware on October 21, 1996, and its subsidiary, Nuts to Go, Inc. (collectively, the "Company") manufacture and develop coin-operated popcorn machines which they sell to distributors and retail establishments. The Company also intends to own and operate these machines for its own account on a revenue-sharing basis. In addition, the Company has developed prototype coin-operated machines for outside customers on a contract basis. Effective October 1998, Nuts to Go, Inc. became a dormant corporation.

NOTE 2 - GOING CONCERN MATTERS

        The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998, the Company incurred losses of $1,338,148, $297,218, $1,478,393 (unaudited), and $847,541
        (unaudited), respectively. In addition, the Company's cash flow requirements have been met by the generation of capital through private placements of the Company's common stock. No assurance can be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

        The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

        To meet these objectives, the Company has instituted the following plan (unaudited):

        o The Company offered 1,428,573 shares of common stock for $1.40 per share beginning June 15, 1999. Management expects funding from the offering to sustain the Company through December 31, 1999.

        o During the period ending June 30, 1999, the convertible debentures were converted to 508,750 shares of common stock.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 2 - GOING CONCERN MATTERS (CONTINUED)

        o The Company has increased marketing activities to help generate sales sufficient to meet its cash flow obligations.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation
        The consolidated financial statements include the accounts of Pop N Go, Inc. and its wholly-owned subsidiary, Nuts to Go, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

        Basis of Presentation
        As described in Note 2, the accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

        Accounts Receivable
        Accounts receivable consist primarily of short- and long-term amounts due from customers and franchisees. The Company has provided for an allowance in the aggregate of $105,000 for accounts it considers uncollectible as described in Note 5.

        Inventories
        Inventories consist primarily of small parts and supplies to be used in the manufacturing process of machines held for resale. Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

        Furniture and Equipment
        Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

               Furniture and equipment                   5 to 7 years
               Demonstration units                            5 years

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Proprietary Software
        Proprietary software represents expenditures for development of software related to ongoing efforts to refine, enrich, and improve the prototype and pre-production units. These amounts have been capitalized and are being amortized over a twenty-four-month period on the straight-line method. Amortization expense for the year ended September 30, 1998 and for the nine months ended June 30, 1999 and 1998 was $38,148, $152,588 (unaudited), and $0 (unaudited), respectively. No amortization was incurred related to proprietary software during the period from October 21, 1996 (inception) through September 30, 1997, as sales of the product had not begun in earnest.

        Other Assets
        Other assets consist primarily of the costs of acquiring a patent and related technology. This amount is being amortized on the straight-line basis over the remaining life of the patent, which expires in April 2007.

        Customer Deposits
        As of September 30, 1998 and June 30, 1999, customers had paid deposits totaling $88,608 and $20,696 (unaudited), respectively, to the Company for machines which had not been delivered as of those dates. Revenue on the sale of these machines is recognized when the equipment is shipped.

        Income Taxes
        The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Net Loss per Share
        The Company adopted SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares available. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Loss per share for 1997 has been restated using the methodologies of SFAS No.
        128. Since the Company incurred a net loss for all periods presented, basic loss per share and diluted loss per share are the same.

        Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Fair Value of Financial Instruments
        The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for loan payable - stockholder also approximate fair value because current interest rates offered to the Company for loans of similar maturities are substantially the same.

        Risk Concentrations
        Substantially all of the Company's revenues are generated from the sale of one product. The loss of, or an economic event related to this product, most likely would have a substantial impact on the Company's revenues. As of June 30, 1999, accounts receivable from two significant customers were 42% (unaudited) and 23% (unaudited) of the Company's total accounts receivable. As of June 30, 1998, accounts receivable from two significant customers were 57% (unaudited) and 23% (unaudited) of the Company's total accounts receivable. As of June 30, 1999, accounts payable from two significant suppliers were 20% (unaudited) and 10% (unaudited) of the Company's total accounts payable. As of June 30, 1998, accounts payable from one significant supplier were 18% (unaudited) of the Company's total accounts payable.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Comprehensive Income
        For the year ended September 30, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financials statements since the Company did not have any of the items of comprehensive income in any period presented.

        Recently Issued Accounting Pronouncements
        The Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires a company to report certain information about its operating segments including factors used to identify the reportable segments and types of products and services from which each reportable segment derives its revenues. The Company does not anticipate any material change in the manner that it reports its segment information under this new pronouncement.

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect adoption of SFAS No. 133 to have a material effect, if any, on its financial position or results of operations.

        SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," is effective for financial statements with the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

        SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to the Company.

        In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Recently Issued Accounting Pronouncements (Continued)
        In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

NOTE 4 - FURNITURE AND EQUIPMENT

        Furniture and equipment consisted of the following:

                                                   June 30,   September 30,
                                                    1999          1998
                                                   --------   -------------
                                                 (unaudited)
               Furniture and equipment             $30,989       $12,790
               Demonstration units                   8,300         8,000
                                                   -------       -------

                                                    39,289        20,790
               Less accumulated depreciation         7,682         3,147
                                                   -------       -------

                   TOTAL                           $31,607       $17,643
                                                   =======       =======

         Depreciation expense was $3,147, $0, $4,535 (unaudited), and $2,171 (unaudited) for the year ended September 30, 1998, for the period from October 21, 1996 (inception) to September 30, 1997, and for the nine months ended June 30, 1999 and 1998, respectively.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 5 - LONG-TERM RECEIVABLE

        The Company has a $105,000 long-term receivable from a franchisee located overseas. The receivable is due in the following installments at September 30, 1998:

               Years Ending
               September 30,
               -------------
                   1999                                             $ 92,100
                   2000                                               12,900
                                                                    --------
                                                                     105,000
                   Less allowance for doubtful accounts              105,000
                                                                    --------
                        NET RECEIVABLE                              $     --
                                                                    ========

        The Company does not expect to collect the receivable. As such, the Company has fully allowed for the receivable.

NOTE 6 - RELATED PARTY TRANSACTIONS

        During the period from October 21, 1996 (inception) to September 30, 1997, one of the Company's officers/stockholders loaned the Company $50,000. As of June 30, 1999, the balance outstanding on the loan was $0. The loan was unsecured, with interest accruing at a rate of 15% per annum, and was payable on demand.

        During the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998, the Company paid officers and stockholders of the Company approximately $300,000, $78,000, $133,328 (unaudited), and $78,000 (unaudited), respectively, related to consulting fees and other services. A portion of these amounts has been capitalized as proprietary software.

        During the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998, the Company paid rent of $15,400, $15,400, $13,800
        (unaudited), and $11,700 (unaudited), respectively, to a family member of a Company employee for its primary place of operations.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 7 - CONVERTIBLE DEBENTURES

        During the period from October 21, 1996 (inception) to September 30, 1997, the Company raised capital through the placement of a series of convertible notes, bearing interest at a rate of 15%. The debentures were immediately convertible into 18,900 shares of common stock for each $10,000 of principal amount of debenture. These notes expired on December 1, 1997. The debentures were issued at a conversion rate equivalent to the fair market value of the Company's common stock at the issuance date. As such, the Company did not record interest expense related to the conversion features of the debentures during the period from October 21, 1996 (inception) to September 30, 1997.

        In March 1998, the Company raised capital through the placement of a convertible promissory note, bearing interest at a rate of 15% and maturing on June 30, 1999. This note was immediately convertible into 508,750 shares of common stock. In accordance with generally accepted accounting principles, the Company recognized interest expense in the amount of $142,450 due to conversion rates being below current market rates for the Company's common stock at the date of issuance.

        During the year ended September 30, 1998, the Company raised capital through the placement of a series of convertible notes, bearing interest at a rate of 15%. These notes were immediately convertible into 12,950 shares of common stock for each $10,000 of principal. The expiration dates of these notes were September 1, 1998 and June 1, 1999 and were issued at a conversion rate equivalent to the fair market value of the Company's common stock at the issuance date. As such, the Company did not record interest expense related to the conversion features of the debentures.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 7 - CONVERTIBLE DEBENTURES (CONTINUED)

        The terms associated with each series and the related amounts raised and converted during the year ended September 30, 1998 were as follows:

                                 Outstanding                                 Outstanding
                                   as of          Raised        Converted       as of
                                September 30,     During         During      September 30,
                                    1997           1998           1998           1998
                                -------------    --------       ---------    -------------
               15% notes(a)       $385,000       $     --       $385,000       $     --
               15% notes(b)             --        170,000        170,000             --
               15% notes(c)             --        250,000             --        250,000
                                  --------       --------       --------       --------

                   TOTAL          $385,000       $420,000       $555,000       $250,000
                                  ========       ========       ========       ========

               (a)  15% notes, due December 1, 1997 (712,250 shares)
               (b)  15% notes, due September 1, 1998 (220,150 shares)
               (c)  15% notes, due June 30, 1999 (508,750 shares)

        The terms associated with each series and the related amounts raised and converted during the nine months ended June 30, 1999 were as follows:

                                Outstanding                                 Outstanding
                                   as of         Raised       Converted        as of
                               September 30,     During         During        June 30,
                                   1998        the Period     the Period        1999
                               -------------   ----------     ----------    -----------
               15% notes(a)      $250,000       $     --       $250,000       $     --
                                 ========       ========       ========       ========

               (a)  15% notes, due June 30, 1999 (508,750 shares)

NOTE 8 - ACQUISITION OF NUTS TO GO, INC.

        On February 7, 1998, the Company exchanged 481,000 shares of the Company's common stock for all the outstanding stock of Nuts to Go, Inc. Nuts to Go, Inc. primarily operates as a marketer of nut vending machines.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 8 - ACQUISITION OF NUTS TO GO, INC. (CONTINUED)

        This transaction has been accounted for as a pooling of interests. Accordingly, the financial statements for all periods presented have been restated to include the accounts and operations of Nuts to Go, Inc. The combined entities' separate operating results for the period from October 21, 1996 (inception) to September 30, 1997 were as follows:

               Net revenues
                   The Company                                 $ 250,000
                   Nuts to Go, Inc.                                   --
                                                               ---------

                        COMBINED                               $ 250,000
                                                               =========

               Net loss
                   The Company                                 $ (97,218)
                   Nuts to Go, Inc.                             (200,000)
                                                               ---------

                        COMBINED                               $(297,218)
                                                               =========

               Net loss per common share

                   AS PREVIOUSLY REPORTED                      $   (0.07)
                                                               =========

                   AS RESTATED                                 $   (0.17)
                                                               =========

        Separate operating results for the period from October 1, 1997 to consummation of the combination included in the 1998 statement of operations are as follows:

                                               Net
                                             Revenues       Net Loss
                                             --------       ---------
               The Company                   $210,093       $(523,806)
               Nuts to Go, Inc.                    --         (60,000)
                                             --------       ---------

                   COMBINED                  $210,093       $(583,806)
                                             ========       =========

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES

        Significant components of the provision for income taxes for the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998 are as follows:

                                      For the Nine Months Ended   For the Periods Ended
                                              June 30,                September 30,
                                      -------------------------   ---------------------
                                          1999         1998         1998         1997
                                         ------       ------       ------       ------
                                      (unaudited)   (unaudited)
               Current
                 Federal                 $   65       $   --       $  175       $1,710
                 State                    1,650          903          904        1,169
                                         ------       ------       ------       ------

                                          1,715          903        1,079        2,879
                                         ------       ------       ------       ------
               Deferred
                 Federal                     --           --           --           --
                 State                       --           --           --           --
                                         ------       ------       ------       ------

                                             --           --           --           --
                                         ------       ------       ------       ------

                   PROVISION FOR
                      INCOME TAXES       $1,715       $  903       $1,079       $2,879
                                         ======       ======       ======       ======

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (CONTINUED)

        A reconciliation of the provision for (benefit from) income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes for the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998 is as follows:

                                             For the Nine Months Ended     For the Periods Ended
                                                      June 30,                 September 30,
                                             -------------------------     ---------------------
                                                1999          1998          1998          1997
                                                -----         -----         -----         -----
                                             (unaudited)   (unaudited)
               Income tax provision
                 computed at federal
                 statutory tax rate              34.0%         34.0%         34.0%         34.0%
               State taxes, net of
                 federal benefit                  6.0           6.0           6.0           6.0
               Interest charges related
                 to convertible
                 debentures                        --          (6.0)         (4.0)           --
               Change in deferred
                 income tax valuation
                 reserve and other              (40.0)        (34.0)        (36.0)        (39.0)
                                                -----         -----         -----         -----

                   TOTAL                           --%           --%           --%          1.0%
                                                =====         =====         =====         =====


        As of September 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $1,379,000 and $689,000, respectively, which expire through 2013.

        Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of September 30, 1998 and June 30, 1999 consisted of the following:

                                                           June 30,        September 30,
                                                             1999              1998
                                                          -----------        ---------
                                                          (unaudited)
               Deferred tax asset
                   Net operating loss carryforwards       $ 1,131,009        $ 631,238
                   Valuation allowance                     (1,131,009)        (631,238)
                                                          -----------        ---------

                        NET DEFERRED TAX ASSET            $        --        $      --
                                                          ===========        =========

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (CONTINUED)

        During the year ended September 30, 1998, the Company did not utilize its federal net operating loss carryforwards.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

        Operating Leases
        The Company leases its facilities under a month-to-month lease from a related party. The lease requires monthly payments of $1,300 and is cancelable at the Company's option.

        Rent expense was $18,204, $15,400, $19,929 (unaudited), and $13,562
        (unaudited) for the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998, respectively.

        Consulting Agreements
        In November 1996, the Company entered into a contract with two individuals to design, develop, and manufacture a popcorn vending machine. Under the terms of the agreement, the Company paid the individuals approximately $53,000, plus an amount of the Company's common stock to be agreed upon after satisfactory completion of the project. At September 30, 1998, the individuals had been paid in excess of the contractual amount due, and management of the Company has orally agreed with the individuals that there will be no stock issuance due upon the completion of the project.

        In May 1997, the Company entered into an agreement with a marketing consultant, whereby the Company has granted the consultant the non-exclusive rights to market the Company's franchise business on a worldwide basis. Under the terms of the agreement, the Company is obligated to pay the marketing consultant a commission of 40% of the total franchise fees generated from franchise sales initiated by the marketing consultant. The term of the agreement is for one year and can be renewed annually for additional one-year terms.

        During the year ended September 30, 1998, the period from October 21, 1996 (inception) to September 30, 1997, and the nine months ended June 30, 1999 and 1998, the marketing consultant had been paid $10,000, $20,000, $14,000 (unaudited), and $20,000 (unaudited), respectively.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Consulting Agreements (Continued)
        On January 1, 1998, the Company entered into a three-year agreement with two officers (through their personal corporation or trust) for consulting services. The agreement calls for aggregate payments of $192,000 during the first year, $240,000 during the second year, and $300,000 during the final year. In addition, the Company is required to issue 55,500 shares of its common stock per quarter until the agreement expires.

        Litigation
        The Company may become involved in various litigation arising in the normal course of business. Management believes the outcome of such litigation would not have a material effect on the Company.

NOTE 11 - STOCKHOLDERS' EQUITY (DEFICIT)

        Common Stock
        In October 1996, the Company issued 1,387,500 shares of common stock to its two stockholders in consideration of the stockholders donating a patent and certain proprietary technology. One of the stockholders is a corporation owned by the Chief Executive Officer of the Company, who also invented the technology. The patent was granted to the inventor on April 20, 1993. The inventor assigned the rights to the patent to the corporation and to another individual, which then ultimately assigned the rights to the patent to the Company. The inventor had incurred substantial costs prior to 1993 in developing the technology which led to the patent. Management of the Company estimates that the value of the contributed patent and related technology is $100,000.

        In February 1998, the Company acquired the entity that developed the hot nuts vending machines. Under the terms of the purchase agreement, the Company issued 481,000 shares of common stock for 100% of the stock of the entity. All of the operations of the entity have been combined with the Company's operations (see Note 8).

        During the year ended September 30, 1998, the Company issued 712,250 shares of common stock to convertible debenture holders that purchased the Company's convertible debentures subsequent to September 30, 1997, all of which exercised their conversion rights prior to September 30, 1998 (see Note 7).

        During the year ended September 30, 1998, the Company issued 220,150 shares of common stock to convertible debenture holders that purchased the debentures during the year (see Note 7).

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 11 - STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

        Common Stock (Continued)
        During the year ended September 30, 1998, the Company issued 423,652 shares of its common stock for $235,040.

        During the year ended September 30, 1998, stockholders of Nuts to Go, Inc., prior to its acquisition, contributed $60,000 in cash to the Company.

        During the year ended September 30, 1998, the Company issued 111,000 shares of its common stock to consultants for services. These consultants were related parties of the Company. In connection with the issuance, $85,470 was charged to operations as consulting fees.

        During the nine months ended June 30, 1999, the Company initiated a private placement of its common stock in which it placed 1,261,136 shares (unaudited) of its common stock for $1,800,369 (unaudited). In connection with the private placement, $134,409 (unaudited) was charged to additional paid-in capital as commissions.

        During the nine months ended June 30, 1999, the Company issued 308,070 shares (unaudited) of stock as stock issuance costs related to a private placement of common stock.

NOTE 12 - STOCK OPTIONS AND WARRANTS

        Stock Option Plan
        The Company adopted the 1998 Non-Qualified Stock Option Plan (the "1998 Plan") on August 31, 1998. The purpose of the 1998 Plan is to promote the growth and profitability of the Company by enabling the Company to attract and retain the best available personnel for positions of substantial responsibility, to provide employees with an opportunity for investment in the Company, and to give employees an additional incentive to increase their efforts on behalf of the Company. Each employee or consultant as determined by the Board of Directors of the Company is eligible to be considered for the grant of awards under the 1998 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 1998 Plan is 500,000. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 1998 Plan. Under the 1998 Plan, no incentive stock option will be less than the per share par or stated value of the shares on the date the stock option is granted, subject to certain provisions.

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 12 - STOCK OPTIONS AND WARRANTS (CONTINUED)

        Stock Option Plan (Continued)
        During the year ended September 30, 1998, the Company granted 394,000 incentive stock options to certain employees and consultants. These options expire upon certain events.

        The following summarizes the Company's stock option transactions:

                                                                                Weighted-
                                                                   1998 Stock    Average
                                                                  Option Plan    Exercise
                                                                   and Other      Price
                                                                    -------       -----
               Options outstanding, September 30, 1997                   --       $  --
                   Granted                                          394,000       $0.05
                                                                    -------

               OPTIONS OUTSTANDING, SEPTEMBER 30, 1998              394,000       $0.05
                                                                    =======

               OPTIONS EXERCISABLE, SEPTEMBER 30, 1998              394,000       $0.05
                                                                    =======

               OPTIONS EXERCISABLE, JUNE 30, 1999 (UNAUDITED)       394,000       $0.05
                                                                    =======

        At September 30, 1998, the Company's options outstanding had a weighted-average contractual life of two years.

        The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below:

                                                      For the Periods Ended
                                                            September 30,
                                                    --------------------------
                                                       1998            1997
                                                    -----------      ---------
               Net loss
                   As reported                      $(1,338,148)     $(297,218)
                   Pro forma                        $(1,369,397)     $(297,218)
               Loss per share
                   As reported                      $     (0.48)     $   (0.17)

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


                   Pro forma                        $     (0.49)     $   (0.17)

                                                   POP N GO, INC. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          FOR THE YEAR ENDED SEPTEMBER 30, 1998,
             THE PERIOD FROM OCTOBER 21, 1996 (INCEPTION) TO SEPTEMBER 30, 1997,
                    AND THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) (THE INFORMATION WITH RESPECT TO JUNE 30, 1999 AND 1998 IS UNAUDITED.)

--------------------------------------------------------------------------------


NOTE 12 - STOCK OPTIONS AND WARRANTS (CONTINUED)

        Stock Option Plan (Continued)
        As permitted by SFAS No. 123, the fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended September 30, 1998: dividend yield of 0%; risk-free interest rate of 4.37%; exercise price of $0.77; and expected life of 3.3 years.

        The following table summarizes information about the options outstanding at September 30, 1998:

                                                 Weighted-
                                Number            Average          Number
                             Outstanding at      Remaining     Exercisable at
              Exercise        September 30,     Contractual     September 30,
               Price             1998              Life             1998
               -----            -------         ----------         -------
               $0.05            394,000         3.25 years         394,000
               -----            -------         ----------         -------

NOTE 13 - YEAR 2000 ISSUE

        The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing an implementation plan to resolve the Issue.

        The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is dependent on computer processing in the conduct of its business activities.

        Based on the review of the computer systems, management does not believe the cost of implementation will be material to the Company's financial position and results of operations.

                      DEALER PROSPECTUS DELIVERY OBLIGATION


            Until (          ), all dealers that effect transactions in these
            securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an estimate of the expenses which will be incurred by Pop N Go, Inc. in connection with the issuance and distribution of the securities being registered.

SEC Filing Fee                                  $ 1,108.97
Legal Fees and Expenses                         $45,000.00
Accounting Fees and Expenses                    $10,000.00
Miscellaneous Expenses                          $ 3,500.00
                                                ----------

Total                                           $59,608.97


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, offices, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Pop N Go, inc. provide for indemnification of the officers and directors of Pop N Go, Inc. to the full extent permissible under Delaware law.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.                         Reference
-----------                         ---------

    3.(i)             Certificate of Incorporation of Pop N Go, Inc.

    3.(ii)            Bylaws

   10.         (a)    Pop N Go, Inc. 1998 Stock Option Plan
   10.         (b)    Employment Contract with Calblue, Inc.
   10.         (c)    Employment Contract with Gwendolyn Investments, LP.

   23(i) Consent of Singer, Lewak, Greenbaum & Goldstein LLP with respect to consolidated financial statements of Pop N Go, Inc. and subsidiary.

   23(ii) Consent of Tanner, Mainstain, Hoffer & Peyrot, with respect to financial statements of Pop N Go, Inc.

ITEM 17.  UNDERTAKINGS

        (a) Rule 415 Offering

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
                             (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form SB-2, Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Filings Incorporating Subsequent Exchange Act Documents by Reference

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on the 30th day of September, 1999.

POP N GO, INC.


By /s/ Melvin Wyman
   --------------------------------
     Melvin Wyman,
     Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                          DATE                        TITLE
----------                          ----                        -----
/s/ Melvin Wyman                    September 30, 1999          Chief Executive Officer,
---------------------               ------------------          Chief Financial Officer,
Melvin Wyman                                                    Secretary and Director


/s/ Vernon Brokke                   October 1, 1999             President and Director
----------------------              ---------------
Vernon Brokke

                                  EXHIBIT INDEX

Exhibit No.           Reference
-----------           ---------
     3.(i)            Certificate of Incorporation of Pop N Go, Inc.

     3.(ii)           Bylaws

    10.        (a)    Pop N Go, Inc. 1998 Stock Option Plan
    10.        (b)    Employment Contract with Calblue, Inc.
    10.        (c)    Employment Contract with Gwendolyn Investments, LP

    23.        (i)    Consent of Singer, Lewak, Greenbaum & Goldstein LLP
                      with respect to consolidated financial statements of Pop N
                      Go, Inc. and subsidiary.

    23.        (ii)   Consent of Tanner, Mainstain, Hoffer & Peyrot with
                      respect to financial statements of Pop N Go, Inc.
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